Filed Under Rule 424(b)(3)
Registration No. 333-126584

Prospectus Supplement Dated February 27, 2006

to

Prospectus Dated August 10, 2005

8,962,000 Shares

TAG ENTERTAINMENT CORP.

Common Stock

This Prospectus Supplement supplements information contained in our prospectus dated August 10, 2005, as amended and supplemented from time to time. The prospectus relates to the resale of up to 8,962,000 shares of our common stock by the selling stockholders identified in the prospectus (including their transferees, pledgees, donees or other successors).

You should read this Prospectus Supplement in conjunction with the prospectus, as amended and supplemented from time to time. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

RECENT DEVELOPMENTS

On February 27, 2006, TAG Entertainment Corp. filed a Current Report on Form 8-K with the Securities and Exchange Commission which is attached to this prospectus supplement.

The date of this prospectus supplement is February 27, 2006.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):  February 23, 2006

TAG Entertainment Corp.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER:  333-96257

Delaware	13-3851304
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1333 Second Street, Suite 240
Santa Monica, CA 90401
(Address and zip code of principal executive offices)

(310) 260-3350
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

CHECK THE APPROPRIATE BOX BELOW IF THE FORM 8-K FILING IS INTENDED TO SIMULTANEOUSLY SATISFY THE FILING OBLIGATION OF THE REGISTRANT UNDER ANY OF THE FOLLOWING PROVISIONS:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.    Termination of a Material Definitive Agreement.

On February 23, 2006, TAG Entertainment Corp. (‘‘TAG’’ or the ‘‘Registrant’’) terminated its letter of intent with, and negotiations to acquire, Myriad Pictures, Inc. (‘‘Myriad’’) as the parties were unable to reach a mutually acceptable agreement upon the terms and conditions of the transaction. In a Current Report on Form 8-K filed on April 5, 2005, TAG previously reported that it had entered into a letter of intent to acquire Myriad (the ‘‘Letter of Intent’’). In connection with the execution of the Letter of Intent, TAG provided Myriad with a short term loan of $250,000 pending the closing. In accordance with the terms of the promissory note, which was filed as Exhibit 4.1 to the Current Report on Form 8-K dated March 30, 2005, TAG has requested repayment of the amounts due thereunder by March 30, 2006. The Registrant will not incur any material penalties arising out of the termination of the Letter of Intent and the transactions contemplated thereby.

Item 8.01.    Other Events.

On February 24, 2006, the Registrant issued a press release announcing the termination of the Letter of Intent and its negotiations to acquire Myriad. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.    Financial Statements and Exhibits

(c)  Exhibits

The following exhibit is filed or furnished herewith:

99.1	Press Release dated February 24, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2006	TAG Entertainment Corp. (Registrant)
By: /s/ Steve Austin Steve Austin, President

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated February 24, 2006